Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Jerry S. Buckley (Media)
(856) 342-6007
Leonard F. Griehs (Analysts)
(856) 342-6428

CAMPBELL REPORTS THIRD QUARTER EARNINGS PER SHARE OF $.35;
NET SALES INCREASE 4 PERCENT; BAKING AND SNACKING DELIVERS
STRONG PERFORMANCE

     CAMDEN, NJ, May 23, 2005—Campbell Soup Company (NYSE: CPB) today reported diluted earnings per share for the third quarter ended May 1, 2005 of $.35, compared with $.34 in the year-ago quarter. Last year’s results included a $.02 gain from Campbell’s share of a class action settlement involving ingredient suppliers.

     For the third quarter, net sales rose 4 percent to $1.7 billion, reflecting the following factors:

•	Price and sales allowances added 2 percent

•	Currency added 2 percent

•	Volume and mix was flat

     Net earnings for the third quarter of fiscal 2005 were $146 million compared with $142 million in the prior year. The prior year’s third quarter results included a $10 million after-tax gain from the settlement of the class action lawsuit.

     For the first nine months of fiscal 2005, the company also reported strong cash flow from operations of $772 million compared with $576 million in the year-ago period. The increase was driven by improved working capital performance, lower cash settlements related to foreign currency hedging transactions and higher earnings.

     For the first nine months of fiscal 2005, the company reported net earnings of $611 million, or $1.48 per share, versus $588 million, or $1.43 per share for the prior year. Net earnings for the prior year period included the $10 million, or $.02 per share, after-tax gain from the settlement of the class action lawsuit.

     Net sales were $6.1 billion for the first nine months of fiscal 2005, an increase of 7 percent compared with the year-ago period, reflecting the following factors:

•	Volume and mix added 5 percent

•	Price and sales allowances added 1 percent

•	Increased promotional spending subtracted 1 percent

•	Currency added 2 percent

     Douglas R. Conant, Campbell’s President and Chief Executive Officer, said, “Our company’s third quarter results continued our strong year-to-date performance across multiple businesses. We are very pleased with the performance of Pepperidge Farm, Arnott’s biscuits, Godiva Chocolatier, and our Away From Home soup business. In our U.S. Soup, Sauces and Beverages segment, lower trade promotion activity and the pricing action we took at the end of February, as anticipated, impacted volume unfavorably, especially in ready-to-serve soup. However, we grew sales of condensed soup 4 percent in the quarter and 6 percent for the first nine months, the best performance in many years.

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     “As planned, we have strengthened our margins, leveraging the pricing action and continuing our aggressive cost management. We have significantly increased cash flow from operations and strengthened our balance sheet. We expect a solid fourth quarter as the impact of the price increase on volume moderates. We are also looking forward to next year with new product introductions and a continued emphasis on enhancing product quality, convenience and availability.”

     The company confirmed its fiscal 2005 guidance for earnings per share to increase between 5 and 7 percent from the adjusted fiscal year 2004 base of $1.58. The company also said that capital expenditures for the year are now projected to be approximately $350 million, versus a previous forecast of $380 million, with a portion of the reduced spending shifting to fiscal 2006.

Summary of Fiscal 2005 Third Quarter and Nine Month Results by Segment

U.S. Soup, Sauces and Beverages

     Sales for U.S. Soup, Sauces and Beverages were $627 million, a 2 percent decrease compared with a year ago. The change in sales reflects the following factors:

•	Volume and mix subtracted 6 percent

•	Price and sales allowances added 2 percent

•	Decreased promotional spending added 2 percent

     Operating earnings of $152 million were up 8 percent compared with the year-ago quarter, due to higher selling prices, lower marketing spending, and productivity savings, which were partially offset by volume declines and higher energy related costs.

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     U.S. retail soup sales for the quarter were flat compared with a year ago, with condensed soup sales up 4 percent, ready-to-serve soup sales down 6 percent, and broth sales up 7 percent. For the first nine months of fiscal 2005, total U.S. retail soup sales increased 5 percent, with condensed sales up 6 percent, ready-to-serve sales up 2 percent, and broth sales up 10 percent.

     Further details of sales results for the quarter include the following:

     •     Sales of condensed eating soups, which achieved double-digit sales growth for the first nine months, delivered continued strong performance for the quarter, more than offsetting sales declines of cooking soups. “Campbell’s” condensed eating soups achieved solid sales growth in part due to the combination of successful merchandising and kids promotional marketing programs, as well as increased advertising and pricing.

    •    “Campbell’s” condensed cooking soups experienced a decline in sales compared to the quarter a year ago, due to a shift in marketing spending from the Easter holiday to the higher potential winter holiday season. For the nine months, sales of cooking soups were flat, which is a significant improvement over historical trends. Sales of “Campbell’s” condensed cooking and eating soups continue to benefit from the installation of gravity-feed shelving systems, which are now in more than 13,000 stores.

    •    Sales of ready-to-serve soups declined in the quarter, reflecting a shift in promotional spending, increased competitive activity, and the impact of the price increase effective at the end of February. The convenience platform, which includes

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“Campbell’s Soup at Hand” sippable soups and microwaveable bowls of “Campbell’s Chunky” and “Campbell’s Select,” achieved strong sales in the quarter.

    •    “Swanson” broth sales increased driven by the growing practice among consumers of substituting broth for water when cooking. Additionally, during the year, the company introduced two varieties of organic broth into its existing aseptic line.

     Highlights of this segment’s other businesses include:

    •    “Campbell’s Chunky” chili continues to perform well in the marketplace following a successful introduction in the first quarter. Microwaveable bowls, which were introduced mid-year, and a new Hold The Beans variety in cans, have been well-received.

    •    “Campbell’s SpaghettiOs” pasta experienced significant sales growth, continuing to benefit from effective branding and marketing integration with the “Campbell’s” brand.

    •    Sales of “Prego” pasta sauces and “Pace” Mexican sauces declined in the quarter due to a reduction in marketing spending and increased competitive activity.

    •    “V8” vegetable juice sales increased in the quarter, while sales of “V8 Splash” beverages declined due to continued competitive pressures.

     For the first nine months of fiscal 2005, sales increased 4 percent to $2,577 million. Operating earnings decreased 1 percent to $643 million, as the benefit of higher sales volume and productivity gains were more than offset by higher energy related costs and increased trade promotion and advertising.

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Baking and Snacking

     Sales for Baking and Snacking were $421 million, an 8 percent increase compared with a year ago.

     A breakdown of the change in sales follows:

•	Volume and mix added 4 percent

•	Price and sales allowances added 4 percent

•	Increased promotional spending subtracted 1 percent

•	Currency added 1 percent

     Operating earnings increased 33 percent to $36 million compared with the year-ago quarter, driven by higher selling prices, sales volume gains and productivity savings, as well as lower expenses in the Australian Snackfoods business, partially offset by higher commodity costs.

     Further details of sales results include the following:

    •    Pepperidge Farm experienced strong sales growth in each of its businesses: bakery, cookies and crackers, and frozen.

    •    Sales of fresh bread and bakery products were up double digits for the third consecutive quarter. Top performers included “Pepperidge Farm” whole grain breads, as well as its lines of improved bagels and English muffins.

    •    “Pepperidge Farm” cookie sales achieved double-digit growth in the quarter, driven by Chocolate Chunk cookies, the introduction of a new line of sugar-free cookies, and four new varieties of soft-baked cookies.

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    •    Sales of “Pepperidge Farm Goldfish” snack crackers experienced good gains due to continued momentum of the base brand and the favorable impact of new advertising featuring the new animated character, “Finn.”

    •    “Pepperidge Farm” frozen products continued to experience growth across pot pies, frozen breads, and frozen pastries.

    •    Arnott’s sales rose, as the business benefited from strong customer programs and new product launches.

     For the first nine months of fiscal 2005, sales increased 8 percent to $1,303 million. Operating earnings increased 16 percent to $129 million, reflecting higher sales.

International Soup and Sauces

     Sales for International Soup and Sauces were $435 million, a 6 percent increase compared with the third quarter of fiscal 2004.

     A breakdown of the change in sales follows:

•	Volume and mix added 2 percent

•	Increased promotional spending subtracted 1 percent

•	Currency added 5 percent

     Operating earnings increased 4 percent to $59 million, due to the favorable impact of currency.

     Further details of sales results include the following:

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    •    Sales in Europe were up compared with a year ago, primarily due to the favorable impact of currency. Strong wet soup growth of “Liebig” soups in France and “Erasco” soups in Germany was offset by lower sales in the United Kingdom.

    •    In Asia Pacific, sales rose, driven by higher sales of broth and beverages, as well as the favorable impact of currency.

    •    In Canada, sales increased significantly, driven by volume gains in ready-to-serve soup and “V8” beverages, as well as the favorable impact of currency.

     For the first nine months of fiscal 2005, sales increased 8 percent to $1,353 million. Operating earnings increased 5 percent to $184 million, due to the favorable impact of currency.

Other

     The balance of the portfolio includes the Godiva Chocolatier business worldwide and the Away From Home business in the U.S. and Canada.

     Sales grew 10 percent to $253 million compared with the same period a year ago.

     A breakdown of the change in sales follows:

•	Volume and mix added 5 percent

•	Price and sales allowances added 4 percent

•	Currency added 1 percent

     Operating earnings of $27 million were up 13 percent versus the prior year, driven by strong sales growth.

     Further details include the following:

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    •    Godiva Chocolatier same store sales in North America achieved double-digit growth as stronger in-store merchandising, increased advertising and promotional activity and new product introductions drove higher consumer traffic.

    •    Away From Home sales grew significantly, led by continued strong growth of refrigerated soups for grocery store deli departments.

     For the first nine months of fiscal 2005, sales increased 12 percent to $817 million. Operating earnings increased 11 percent to $121 million.

Non-GAAP Financial Information

     A reconciliation of the adjusted fiscal year 2004 earnings per share to the reported earnings per share is attached to this release and can also be found on the company’s website at www.campbellsoupcompany.com in the “Investor Center” section.

Conference Call

     The company will host a conference call to discuss these results on May 23 at 10:00 a.m. Eastern Standard Time. U.S. participants may access the call at 1-888-677-5720 and non-U.S. participants at 1-517-308-9003. Participants should call at least five minutes prior to the starting time. The passcode is “Campbell Soup” and the conference leader is Len Griehs. The call will also be broadcast live over the Internet at www.campbellsoupcompany.com and can be accessed by clicking on the “Webcast” banner. A recording of the call will be available approximately two hours after it is completed through midnight May 27, 2005 at 1-866-459-3544 or 1-203-369-1333.

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Forward-Looking Statements

     This release contains “forward-looking statements” which reflect the company’s current expectations about its future plans and performance, including statements concerning the impact of marketing investments and strategies, pricing, new product introductions, cost-saving initiatives and quality improvement on sales, earnings and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the company. Please refer to the company’s most recent Form 10-K and subsequent filings for a further discussion of these risks and uncertainties. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Reporting Segments

     Beginning in fiscal year 2005, Campbell Soup Company earnings results are reported for the following segments:

     U.S. Soup, Sauces and Beverages includes the following retail businesses: “Campbell’s” brand condensed and ready-to-serve soups, “Swanson” broth and canned poultry businesses, “Prego” pasta sauce, “Pace” Mexican sauce, “Campbell’s Chunky” chili, “Campbell’s” canned pasta, gravies and beans, “Campbell’s Supper Bakes” meal kits, “V8” vegetable juices, “V8 Splash” juice beverages, and “Campbell’s” tomato juice.

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     Baking and Snacking includes the following businesses: “Pepperidge Farm” cookies, crackers, breads and frozen products in U.S. retail, “Arnott’s” biscuits in Australia and Asia Pacific, and “Arnott’s” salty snacks in Australia.

     International Soup and Sauces includes the soup, sauce and beverage businesses outside of the United States, including Canada, Europe, Mexico, Latin America, and the Asia Pacific region.

     Other includes the Godiva Chocolatier business worldwide and the Away From Home business in the U.S. and Canada.

About Campbell Soup Company

     Campbell Soup Company is a global manufacturer and marketer of high quality soup, sauce, beverage, baking, biscuit, confectionery and prepared food products. Founded in 1869, the company has a portfolio of more than 20 market-leading brands, and had over $7 billion in sales in 2004. For more information on the company, visit Campbell’s website on the Internet at www.campbellsoupcompany.com.

CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	May 1,	May 2,
	2005	2004
Net sales	$1,736	$1,667

Costs and expenses
Cost of products sold	1,035	995
Marketing and selling expenses	275	278
Administrative expenses	145	141
Research and development expenses	24	23
Other income	(2)	(13)

Total costs and expenses	1,477	1,424

Earnings before interest and taxes	259	243
Interest, net	45	40

Earnings before taxes	214	203
Taxes on earnings	68	61

Net earnings	$146	$142

Per share — basic
Net earnings	$.36	$.35

Dividends	$.17	$.1575

Weighted average shares outstanding — basic	409	411

Per share — assuming dilution
Net earnings	$.35	$.34

Weighted average shares outstanding — assuming dilution	414	413

CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	NINE MONTHS ENDED
	May 1,	May 2,
	2005	2004
Net sales	$6,050	$5,676

Costs and expenses
Cost of products sold	3,601	3,315
Marketing and selling expenses	951	911
Administrative expenses	403	400
Research and development expenses	68	65
Other income	(2)	(1)

Total costs and expenses	5,021	4,690

Earnings before interest and taxes	1,029	986
Interest, net	134	125

Earnings before taxes	895	861
Taxes on earnings	284	273

Net earnings	$611	$588

Per share — basic
Net earnings	$1.49	$1.43

Dividends	$.51	$.4725

Weighted average shares outstanding — basic	409	411

Per share — assuming dilution
Net earnings	$1.48	$1.43

Weighted average shares outstanding — assuming dilution	414	412

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	May 1,	May 2,	Percent
Sales	2005	2004	Change
Contributions:
U.S. Soup, Sauces and Beverages	$627	$637	-2%
Baking and Snacking	421	389	8%
International Soup and Sauces	435	412	6%
Other	253	229	10%

Total sales	$1,736	$1,667	4%

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$152	$141	8%
Baking and Snacking	36	27	33%
International Soup and Sauces	59	57	4%
Other	27	24	13%

Total operating earnings	274	249	10%
Unallocated corporate expenses	(15)	(6)

Earnings before interest and taxes	259	243	7%
Interest, net	(45)	(40)
Taxes on earnings	(68)	(61)

Net earnings	$146	$142	3%

Net earnings per share — assuming dilution	$.35	$.34	3%

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	NINE MONTHS ENDED
	May 1,	May 2,	Percent
Sales	2005	2004	Change
Contributions:
U.S. Soup, Sauces and Beverages	$2,577	$2,487	4%
Baking and Snacking	1,303	1,202	8%
International Soup and Sauces	1,353	1,255	8%
Other	817	732	12%

Total sales	$6,050	$5,676	7%

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$643	$652	-1%
Baking and Snacking	129	111	16%
International Soup and Sauces	184	175	5%
Other	121	109	11%

Total operating earnings	1,077	1,047	3%
Unallocated corporate expenses	(48)	(61)

Earnings before interest and taxes	1,029	986	4%
Interest, net	(134)	(125)
Taxes on earnings	(284)	(273)

Net earnings	$611	$588	4%

Net earnings per share — assuming dilution	$1.48	$1.43	3%

CAMPBELL SOUP COMPANY CONSOLIDATED
BALANCE SHEETS (unaudited)
(millions)

	May 1,	May 2,
	2005	2004
Current assets	$1,419	$1,340
Plant assets, net	1,911	1,834
Intangible assets, net	3,153	2,996
Other assets	330	273

Total assets	$6,813	$6,443

Current liabilities	$1,900	$2,187
Long-term debt	2,541	2,543
Nonpension postretirement benefits	290	301
Other liabilities	714	536
Shareowners’ equity	1,368	876

Total liabilities and shareowners’ equity	$6,813	$6,443

Total debt	$2,988	$3,312

Cash and cash equivalents	$32	$28

Reconciliation of GAAP and Non-GAAP Financial Measures

Campbell Soup Company uses certain “non-GAAP” financial measures as defined by the Securities and Exchange Commission in certain communications. The “non-GAAP” financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. The items include the following:

•	Earnings per share (EPS), excluding restructuring related costs and one-time items

The table below reconciles earnings per share, presented in accordance with GAAP, to earnings per share excluding restructuring related costs and other one-time items.

		Fiscal Year Ended
		August 1,
		2004
As reported earnings per share		$1.57
Add: Restructuring related costs (1)		0.05
Deduct:	Gain on litigation settlement (2)	(0.02)
	Gain on sale of property (3)	(0.02)

Earnings per share, excluding restructuring related costs and one-time items		$1.58

(1)	The costs relate to the worldwide cost savings initiatives and Australian distribution and logistics realignment announced on June 24, 2004.

(2)	The gain relates to the settlement of a class-action lawsuit involving ingredient suppliers.

(3)	The gain relates to the sale of an idle facility in California.

The company believes that earnings per share excluding certain restructuring related costs and certain other transactions not considered to be part of the ongoing business are a better indicator of the true performance of the business. Consequently, the company believes that investors may be able to better understand earnings if these transactions are excluded from the results.